                                  EXHIBIT 11.1
               STATEMENT OF COMPUTATION OF COMMON SHARES AND COMMON
                             SHARE EQUIVALENTS
                      (In thousands except per share amounts)



                                              Three Months Ended         Six Months Ended
                                                 December 31,               December 31,
                                              -------------------        ------------------
                                               1995       1994            1995        1994
                                              ------     ------          ------      ------

Weighted Average Shares Outstanding:

Common shares                                162,282    155,501         161,818     154,084

Convertible preferred shares                     460      2,289             442       2,524

Stock options                                 14,577     16,275          16,008      16,547
                                             -------    -------         -------     -------

Total weighted average shares outstanding    177,319    174,065         178,268     173,115
                                             -------    -------         -------     -------
                                             -------    -------         -------     -------

Income Per Share:

Net income availabe to common stockholders   $52,353    $59,038        $110,710    $104,085
                                             -------    -------         -------     -------
                                             -------    -------         -------     -------

Net income per share                           $0.30      $0.34           $0.62       $0.60
                                             -------    -------         -------     -------
                                             -------    -------         -------     -------



All share and per share data have been restated for all periods presented to reflect the June 1995 mergers of Silicon Graphics, Inc., Alias Research Inc. and Wavefront Technologies, Inc.